UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2008

WINDSWEPT ENVIRONMENTAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17072	11-2844247
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

895 Waverly Avenue, Holtsville, New York	11706
(Address of Principal Executive Offices)	(Zip Code)

(631) 289-5500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
(See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Windswept Environmental Group, Inc. (the “Company”) had previously reported that it owed $442,670 of payroll taxes, exclusive of interest and penalties.

For the fiscal year ended June 30, 2006, the Company had a significant profit and thus incurred a significant tax liability. The Company, an accrual basis taxpayer, was unable to pay approximately $1,448,388 of the tax, in view of the fact that much of the profit was in accounts receivable and had not been converted to cash. In view of the significant loss suffered by the Company in fiscal 2007, the Company determined that it was entitled to a carry back that would entirely offset the $1,448,388 due for fiscal 2006 and there would be approximately an additional $540,000 of carry back payable to the Company. The Company had an oral understanding with the Internal Revenue Service (“IRS”) that such additional carry back would be retained by the IRS and used to offset the payroll tax liability. Accordingly, the payroll tax liability of $442,670 reported is the amount that the Company had determined after deducting the approximate $540,000 carry back to be retained by the IRS.

On August 12, 2008, the IRS informed the Company that it planned to assess $247,440 of interest and $456,991 of penalties against the unpaid fiscal 2006 income taxes. The Company has contacted the IRS to abate the penalty due to reasonable cause and is currently having conversations with the IRS. Without giving effect to the carry back credit, at August 22, 2008, the total payroll tax liability was $964,275, exclusive of interest and penalties, which may be significant.

On August 18, 2008, the IRS notified the Company and its bank that it intended to levy on an account of the Company in the amount of $89,536. The Company is disputing the IRS’s ability to obtain such funds on the basis that the Company’s primary secured creditors have a prior security interest in such funds.

Included in the Company’s payables is also sales tax due to New York State of $360,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINDSWEPT ENVIRONMENTAL GROUP, INC.

Date: August 29, 2008	By:	/s/ Arthur J. Wasserspring
Arthur J. Wasserspring
Chief Financial Officer